Exhibit 5.5

May 13, 2011

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

Re:	Accellent Inc.

Ladies and Gentlemen:

We have served as Maryland counsel to Accellent Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to $315,000,000 aggregate principal amount of the Company’s 10% Senior Subordinated Notes due 2017 (the “Exchange Securities”), covered by the Registration Statement on Form S-4 (the “Registration Statement”), as filed by the Company and certain subsidiary guarantors (the “Guarantors”) on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Securities will be issued by the Company in exchange (the “Note Exchange”) for the outstanding $315,000,000 aggregate principal amount of the Company’s 10% Senior Subordinated Notes due 2017 (the “Original Securities”) that were issued pursuant to that certain Purchase Agreement, dated as of October 20, 2010 (the “Purchase Agreement”), among the Company, the Guarantors and Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, KKR Capital Markets LLC, Wells Fargo Securities, LLC and UBS Securities LLC, as representatives of the several purchasers named in Schedule I thereto. This firm did not participate in the negotiation or drafting of the Purchase Agreement or the Indenture (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.        The Registration Statement related to the offering of the Exchange Securities;

2.        The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.        The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

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May 13, 2011

4.        A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.        The Purchase Agreement;

6.        The Indenture, dated as of October 28, 2010 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as trustee;

7.        Resolutions of the Board of Directors of the Company relating to, among other matters, the execution, delivery and performance by the Company of the Purchase Agreement and the Indenture and the issuance of the Original Securities and the Exchange Securities, certified as of the date hereof by an officer of the Company;

8.        A certificate executed by an officer of the Company, dated as of the date hereof; and

9.        Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.        Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.        Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.        Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.        All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied

Accellent Inc.

May 13, 2011

upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.        The Exchange Securities, if and when issued, will have substantially identical terms as the Original Securities and be issued in exchange therefor as contemplated by the Indenture, the Purchase Agreement and the Registration Statement.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services on behalf of the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.        The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.        The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Indenture have been duly authorized by all necessary corporate action on the part of the Company. The Exchange Securities have been duly authorized for issuance by the Company.

3.        The Indenture has been duly executed and delivered by the Company.

4.        The execution, delivery and performance by the Company of the Indenture, including the issuance of the Exchange Securities, will not violate (a) the Charter or the Bylaws or (b) any Maryland statutes, rules or regulations applicable to the Note Exchange or, so far as is known to us, any decrees or orders of any Maryland governmental authority applicable to the Company (other than any statute, rule, regulation, decree or order in connection with the securities laws of the State of Maryland, as to which no opinion is expressed).

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Purchase Agreement and the Indenture are governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the

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May 13, 2011

laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. Simpson Thacher & Bartlett LLP, counsel to the Company, may rely on this opinion in connection with any opinions to be delivered by it in connection with the Exchange Securities. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP